Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	April 29, 2024

FHLB CINCINNATI ANNOUNCES FIRST QUARTER 2024 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the first quarter ended March 31, 2024.
Overview
Throughout the first quarter of 2024, the FHLB successfully delivered on its dual mission of providing access to critical liquidity funding to member financial institutions and expanding support for affordable housing and community investment. The FHLB recognizes that funding in addition to the required 10 percent statutory Affordable Housing Program (AHP) assessments is beneficial to support affordable housing and community investment needs. In the first quarter of 2024, $17 million was allocated to the required AHP and $16 million was provided to voluntary housing programs. For 2024, the Board of Directors has committed to a minimum of $38 million, or approximately five percent of prior year income subject to assessments, in voluntary housing contributions to support the FHLB's Housing and Community Investment programs.

Operating Results
▪For the first quarter, net income was $146 million and return on average equity (ROE) was 9.30 percent. This compares to net income of $127 million and ROE of 8.03 percent for the same period of 2023.
▪Net income increased primarily because of higher average interest rates, which increased the earnings generated from investing the FHLB's capital, and higher spreads earned on certain Advances driven by a shift in the composition of balances from overnight to longer-term and floating rate products. Additionally, net income increased because net losses due to changes in market values on derivatives and related financial instruments carried at fair value were lower in the first three months of 2024 than the net losses in the same period of 2023.

Financial Condition Highlights
▪Total assets at March 31, 2024 were $118.6 billion, a decrease of $5.4 billion (four percent) from year-end 2023.
▪Mission Assets and Activities – comprising the major products we offer to members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $130.0 billion at March 31, 2024, an increase of $2.2 billion (two percent) from year-end 2023. The growth in Mission Assets and Activities was driven primarily by increases in Letters of Credit. Letters of Credit increased as members continue to use them primarily to secure higher levels of public unit deposits.

The FHLB's business model is designed to support significant changes in asset levels without having to undergo material changes in staffing, operations, risk practices, or general resource needs.
▪Total investments at March 31, 2024 were $37.9 billion, a decrease of $4.8 billion (11 percent) from year-end 2023, which was primarily driven by a decline in liquidity investments. Total investments included $18.9 billion of mortgage-backed securities (MBS) issued by Fannie Mae, Freddie Mac or Ginnie Mae and $19.0 billion of liquidity investments. Liquidity investments can vary significantly on a daily basis to support actual and anticipated borrowing needs of members and in order to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On March 31, 2024, GAAP capital was $6.3 billion, a decrease of $0.1 billion (one percent) from year-end 2023. The GAAP and regulatory capital-to-assets ratios were 5.35 percent and 5.39 percent, respectively, at March 31, 2024. Retained earnings were $1.7 billion at March 31, 2024, an increase of two percent from year-end 2023.
Dividend
▪The FHLB paid its stockholders a cash dividend on March 21, 2024 at a 9.00 percent annualized rate, which was 3.69 percentage points above the first quarter average Secured Overnight Financing Rate.
Housing and Community Investment
▪The FHLB is required to annually set aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first quarter of 2024 resulted in an accrual of $17 million to the Affordable Housing Program (AHP) pool of funds available. The AHP consists of a competitive program and a homeownership program called Welcome Home, which assists homebuyers with down payments and closing costs.
▪The FHLB's Board of Directors also affirmed its commitment to affordable housing by approving voluntary housing contributions of $16 million in the first three months of 2024. These funds are in addition to the required AHP contributions.
•The Carol M. Peterson (CMP) Housing Fund received contributions of nearly $11 million during the first three months of 2024. This program provides grants to cover accessibility and emergency repairs for special needs and elderly homeowners within the Fifth District.
•The Welcome Home program received funding through the required AHP allocation plus an additional $5 million voluntary contribution in order to help fulfill a record number of requests during the first three months of 2024.

The FHLB expects to file its first quarter 2024 Form 10-Q with the Securities and Exchange Commission on or about May 9, 2024.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 610 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; pandemics; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2024	December 31, 2023	Percent Change (2)
Total assets	$118,594	$123,996	(4)%
Advances (principal)	73,302	73,638	—
Mortgage loans held for portfolio (principal)	7,023	6,960	1
Total investments	37,872	42,641	(11)
Consolidated Obligations	110,106	115,447	(5)
Mandatorily redeemable capital stock	17	17	(2)
Capital stock	4,679	4,846	(3)
Total retained earnings	1,694	1,658	2
Total capital	6,350	6,427	(1)
Regulatory capital (1)	6,390	6,521	(2)

Capital-to-assets ratio (GAAP)	5.35%	5.18%
Capital-to-assets ratio (Regulatory) (1)	5.39	5.26

OPERATING RESULTS

	Three Months Ended March 31,
	2024	2023	Percent Change (2)
Total interest income	$1,669	$1,381	21%
Total interest expense	1,468	1,201	22
Net interest income	201	180	11
Non-interest income (loss)	7	(11)	172
Non-interest expense	45	28	61
Affordable Housing Program assessments	17	14	15
Net income	$146	$127	15

Return on average equity	9.30%	8.03%
Return on average assets	0.48	0.42
Annualized dividend rate	9.00	6.00
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the percent change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
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